EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Gap, Inc. and subsidiaries on Form S-8 of our report dated March 27, 2007, relating to the financial statements of The Gap, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Gap, Inc. and subsidiaries for the year ended February 03, 2007.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California

December 11, 2007